Exhibit 99.1

MUSKOGEE, OKLAHOMA – FEBRUARY 4, 2022

The Muskogee City-County Port Authority announced an agreement with Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific”), a leader in high-performance, net carbon neutral blockchain infrastructure and software solutions, to develop a 500 Megawatt data center at the Port of Muskogee John T. Griffin Industrial Park.

The Muskogee data center will be developed in phases with initial operations to begin in late 2022 and completion expected in 2023. Core Scientific’s proprietary Minder® fleet management software will enable the Muskogee data center to curtail electricity consumption in response to the needs of the local electricity provider, contributing to local grid stability. Core Scientific employs this valuable curtailment technology in all of its data centers.

“We applaud the Muskogee City-County Port Authority for recruiting Core Scientific to the area,” said Alba Weaver, senior manager of community affairs and economic development for OG&E and Oklahoma Manufacturing Alliance board member. “Muskogee’s business-friendly environment and location near key transportation infrastructure combined with OG&E’s reliable and affordable electric service make for a great partnership. We look forward to supporting Core Scientific’s growth in the region.”

Core Scientific’s planned investment will bring dozens of high tech jobs to the area over two years.

Muskogee Mayor Marlon Coleman called the project “one of the largest economic development investments in Muskogee history.”

Muskogee City-County Port Authority

918.682.7886 | www.MuskogeePort.com

“Core Scientific’s plan to invest hundreds of millions of dollars in infrastructure, land development, and jobs, changes the paradigm for development in Muskogee,” Coleman said. “With their investment and employment plans, Core Scientific perfectly complements our jobs strategy for creating a live, work, and play community. Our partnership with the Muskogee City-County Port Authority is producing results in unimaginable ways and the recruitment of Core Scientific is proof that together we are turning dreams into realities for the people of Muskogee. We want to thank Core Scientific for choosing Muskogee and helping us to be great.”

Core Scientific’s investment is the third major economic development announcement for the community in recent months.

“The partnership between the Port Authority and the City of Muskogee is rapidly culminating in opportunities that are exciting for all of us,” said Port Director Kimbra Scott. “This is what our economic development efforts are all about, bringing industries to Muskogee that will provide excellent job opportunities, and we anticipate more exciting announcements soon.”

“It was a pleasure to help locate this project in Muskogee, thanks to the professionalism and innovative thinking provided by the Port,” said Richard Cornelison, economic development manager for OG&E. “Our team has worked for about three years to help locate this project. Industry needs continue to evolve and OG&E’s efforts to locate capital and energy-intensive projects in communities that can meet those needs, such as Muskogee, is our primary objective in economic development. I’d like to thank and congratulate Muskogee on another successful project location.”

The City of Muskogee Foundation will consider approval of Core’s SIP application at their next regular scheduled meeting.

For more information regarding the Port of Muskogee, contact Jeff Underwood at Jeff@muskogeeport.com or 918-682-7886.

Muskogee City-County Port Authority

918.682.7886 | www.MuskogeePort.com